Exhibit 99.1

REGEN BIOLOGICS ANNOUNCES PUBLICATION OF FIVE YEAR DATA FROM
COLLAGEN MENISCUS IMPLANT (CMI) FEASIBILITY STUDY IN ARTHROSCOPY

FRANKLIN LAKES, NJ — May 17, 2005 — ReGen Biologics, Inc. (OTC: RGBI) an orthopedic products company that develops, manufactures and markets innovative products for human tissue repair in the U.S. and abroad, announced today that five (5) year follow-up data from its feasibility study regarding the company’s patented Collagen Meniscus Implant (CMI) has been published as the lead article in the May 2005 issue of the peer-reviewed journal Arthroscopy.

Commenting on the publication, Gerald E. Bisbee, Jr., Ph.D., Chairman and Chief Executive Officer of ReGen Biologics, stated, “This article in Arthroscopy represents the first peer reviewed, published overview of the clinical benefits of the CMI.” Dr. Bisbee continued, “With an estimated 9 million partial meniscectomy procedures performed in the U.S. over the last 15 years, and, with no alternative treatment option for many of these patients, we believe the potential for the CMI is substantial. We are continuing our efforts to bring the product through the FDA submission process in the U.S.”

About the Study:

In the study, a 5 to 6-year clinical follow-up was conducted on eight patients who had undergone reconstruction of one injured medial meniscus with the CMI. The patients underwent arthroscopic placement of the CMI to reconstruct and restore the irreparably damaged medial meniscus of their knee. All patients returned for clinical, radiographic, magnetic resonance imaging, and arthroscopic examinations 12 months, 24 months, and for this study, an average 5.8 years after the CMI placement. Select highlights from the study follow:

•	Re-look arthroscopy at an average of 5.8 years post implantation with direct measurement of the newly generated tissue revealed an average of 69% defect filling, having improved from 38% of the normal meniscus volume before implantation of the CMI to 81% at 5.8 years.

•	Patient activity levels measured by the Tegner score, a validated clinical outcome measure, improved significantly from an average of 3.4 at the time of surgery to 5.3 at 24 months and 6.0 at 5.8 years.

•	Imaging studies further confirmed that the chondral surfaces of the medial compartment had not degenerated further since the placement of the implant 5-6 years earlier.

•	Clinical examination at 5-6 years revealed normal physical findings in all eight patients, and no patient was observed to have any symptoms or signs suggestive of meniscus derangement such as clicking, locking, medial joint line pain, decreased range of motion, or effusions.

•	No complications related to the implant were reported.

. To view an abstract or purchase the full text of the article, please visit www.arthroscopyjournal.org.

About ReGen Biologics, Inc.:

ReGen Biologics is an orthopedic products company that develops and manufactures innovative tissue repair products for unmet markets, both in the U.S. and globally. ReGen’s first product using its patented core technology is the CMI, which uses the body’s own healing process to grow new tissue in the meniscus, and restore activity levels for patients with meniscus loss. The Company’s Multicenter Pivotal Clinical Trial is the largest clinical trial ever conducted involving the human meniscus. The manufacturing module was submitted to the FDA in Q3 2004. The Company expects to conclude the PMA submission with the filing of the CMI clinical module in the second half of 2005.

About Arthroscopy, The Journal of Arthroscopic and Related Surgery:

Arthroscopy is the leading peer-reviewed journal in the field. Every issue enables the reader to put into perspective the usefulness of the various emerging arthroscopic techniques. The advantages and disadvantages of these methods, along with their applications in various situations, are discussed in relation to their efficiency, efficacy and cost benefit. For more information about Arthroscopy, visit www.arthroscopyjournal.org.

ReGen is headquartered in Franklin Lakes, NJ and manufactures the CMI in its ISO Certified facility located in Redwood City, CA. For more information on ReGen, visit www.regenbio.com, call (201) 651-5140, or email info@regenbio.com.

Contact:
Brion Umidi	Al Palombo
ReGen Biologics, Inc.	Cameron Associates
Senior Vice President	Investor Relations
Chief Financial Officer	(212) 245-8800 Ext. 209
(201) 651-3515	al@cameronassoc.com
bumidi@regenbio.com

This press release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the managements of ReGen and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including those discussed in the Risk Factors section of ReGen’s Q1 2005 quarterly report on Form 10-Q. ReGen’s filings with the SEC are available to the public at the Company’s website at http://www.regenbio.com, from commercial document-retrieval services, and at the Web site maintained by the SEC at http://www.sec.gov.